Exhibit 99.1

Actuant Reports Second Quarter 2019 Results

Second Quarter 2019 Highlights*

  Completed sale of Precision-Hayes International business on December 31, 2018.
  Announced intent to divest EC&S segment on January 24, 2019.
  Total net sales were $272 million for the quarter. Core sales increased 7% on a year-over-year basis net of the impact of foreign currency and divestitures, each of which decreased net sales by 4%.
  The Industrial Tools & Services (“IT&S”) segment achieved second quarter revenues of $150 million and delivered a core sales increase of 12% year-over-year.
  The Engineered Components & Systems (“EC&S”) segment achieved revenues of $122 million with flat core sales, net of divestitures.
  GAAP Operating Margin was 6.0% versus 3.6% in second quarter 2018 (see Consolidated Results below, along with the attached reconciliation of earnings). Adjusted Operating Margin expanded 240bps over second quarter 2018, to 8.6% from 6.2%.
  Adjusted EBITDA Margin increased by 140bps with significant improvement in operating leverage over the second quarter of 2018 resulting in incremental margins in line with our expectations.
  GAAP diluted earnings per share (“EPS”) was $0.04 in the second quarter of fiscal 2019, versus a diluted loss per share of $0.30 in the comparable period in 2018. Adjusted EPS was $0.19, a 46% improvement over second quarter 2018 adjusted EPS of $0.13.
  Significant year-over-year reduction of leverage (Net Debt to Adjusted EBITDA) from 3.0x at the end of second quarter 2018 to 2.1x at the end of second quarter 2019.

*This news release contains non-GAAP financial measures in addition to the financial measures in accordance with GAAP. Reconciliations of the GAAP to non-GAAP financial measures can be found in the footnotes to this release.

MILWAUKEE--(BUSINESS WIRE)--March 21, 2019--Actuant Corporation (NYSE: ATU) today announced results for its fiscal 2019 second quarter ended February 28, 2019.

“We continued to execute successfully against our strategic plan, as demonstrated by the strong 12% core growth in our IT&S segment despite weather related challenges in the quarter,” said Randy Baker, President and CEO. “The investments we have made in our commercial processes are yielding results, and we believe IT&S is well positioned for continued growth. Additionally, the restructuring actions we took in 2018, along with the decision to focus solely on standard product in our Heavy Lifting product offering, have provided improved profitability in the current fiscal year. EC&S had a solid quarter as well, driven by solid execution of their plan, core sales growth in the Americas and strong profit improvement.”

Mr. Baker continued, “As we plan for our future as a pure-play industrial tool company, we are focused on delivering world class operating margins aligned with our strategy. To further that objective, we are initiating a restructuring program centered on achieving savings both from the integration of the Enerpac and Hydratight businesses and in our corporate structure by better leveraging and consolidating certain global support functions, facilities and spend. We expect to achieve $12-$15 million of annual savings and anticipate completing these actions within 18-24 months. The one-time total cost of these actions is projected to be $15-$20 million. Additionally, during the quarter, we made significant progress toward optimizing our portfolio of businesses with the announcement of our intent to divest the EC&S segment and closing the sale of Precision-Hayes International and Cortland Fibron. We are confident that focusing on growing our high quality and high margin IT&S business and pursuing this sale is the best way to maximize value for Actuant’s shareholders while securing a positive future for EC&S and its talented employees around the world.”

Consolidated Results

(US$ in millions)

	Three Months Ended Feb 28		Six Months Ended Feb 28
	2019	2018	2019	2018
Sales	$271.9	$275.2	$564.4	$564.1
Operating Profit	$16.4	$9.8	$7.0	$24.5
Adjusted Op Profit	$23.3	$17.1	$50.8	$38.4
Adjusted Op Profit %	8.6%	6.2%	9.0%	6.8%
Earnings (Loss) per Share	$0.04	$(0.30)	$(0.24)	$(0.22)
Adjusted Earnings per Share	$0.19	$0.13	$0.46	$0.31
Net Income (Loss)	$2.8	$(18.2)	$(14.7)	$(13.0)
EBITDA	$23.1	$19.5	$21.8	$44.0
Adjusted EBITDA	$30.1	$26.8	$65.6	$57.9
EBITDA %	8.5%	7.1%	3.9%	7.8%
Adjusted EBITDA %	11.1%	9.7%	11.6%	10.3%

  Consolidated net sales for the second quarter were $271.9 million, slightly lower than the $275.2 million recorded in the comparable prior year quarter. Core sales improved 7% year-over-year, while foreign currency rate changes decreased net sales by 4% and the impact of divestitures (Precision-Hayes International and Cortland Fibron) also reduced net sales by 4%.
  Fiscal 2019 second quarter net income and EPS were $2.8 million and $0.04, compared to a net loss of $(18.2) million and EPS of $(0.30), respectively, in the comparable prior year quarter.
    Fiscal 2019 second quarter earnings included impairment and other divestiture charges of $6.9 million ($6.7 million, or $0.11 per share, after tax) related to the Precision-Hayes International, Cortland and EC&S divestitures, along with $2.0 million ($0.04 per share) of charges primarily related to U.S. tax reform.
  Fiscal 2018 second quarter earnings included restructuring charges of $4.3 million ($3.8 million, or $0.06 per share, after tax), impairment and other divestiture charges of $3.0 million ($12.4 million, or $0.21 per share, after tax), $8.4 million ($0.14 per share) related to U.S. tax reform and $1.4 million ($0.02 per share) for equity compensation deferred tax adjustments.
  Excluding impairment, other divestiture and restructuring charges, adjusted EPS for the second quarter of fiscal 2019 was $0.19, compared to $0.13 in the comparable prior year period (see attached reconciliation of earnings).
  Consolidated net sales for the six months ended February 28, 2019 were $564.4 million, compared to $564.1 in the prior year period. Core sales improved 4% year-over-year while foreign currency rates decreased net sales 3% and the net impact of acquisitions and divestitures decreased net sales by 1%.
  Fiscal 2019’s first half net loss and EPS were $(14.7) million and $(0.24), respectively, compared to a net loss and EPS of $(13.0) million and $(0.22), respectively, in the comparable prior year period.

Segment Results

Industrial Tools & Services Segment (IT&S)

(US$ in millions)

	Three Months Ended Feb 28		Six Months Ended Feb 28
	2019	2018	2019	2018
Sales	$149.5	$137.0	$298.2	$279.0
Operating Profit	$26.5	$19.0	$52.9	$39.8
Adjusted Op Profit (1)	$26.6	$20.5	$52.9	$42.7
Adjusted Op Profit % (1)	17.8%	15.0%	17.8%	15.3%

(1) Excludes minimal restructuring charges in fiscal 2019 compared to $1.5 million in the second quarter of fiscal 2018 and $2.9 million in the six months ended February 28, 2018.

  Second quarter fiscal 2019 IT&S segment net sales were $149.5 million, 9% higher than the prior year. Core sales increased 12% and the impact of foreign currency exchange rates decreased net sales by 3% year-over-year.
  Solid top line growth in both product and service resulted from the continued strength of our end markets and commercial investments. The Americas and the Middle East each experienced double digit top line growth in product and service, respectively.
  Adjusted operating profit improved as a result of increased sales volume and product margin expansion as well as improved profitability within Heavy Lifting due to our focus on standard product.

Engineered Components & Systems Segment (EC&S)

(US$ in millions)

	Three Months Ended Feb 28		Six Months Ended Feb 28
	2019	2018	2019	2018
Sales	$122.4	$138.2	$266.3	$285.1
Operating Profit (Loss)	$(1.4)	$(4.4)	$(29.7)	$(0.4)
Adjusted Op Profit (2)	$5.5	$1.2	$14.1	$6.3
Adjusted Op Profit % (2)	4.5%	0.9%	5.3%	2.2%

(2) The second quarter of fiscal 2019 excludes $6.9 million of impairment and other divestiture charges. The second quarter of 2018 excludes $3.0 million of impairment and other divestiture charges, along with $2.6 million of restructuring charges. The six months ended February 28, 2019 excludes restructuring charges of $0.4 million and impairment and other divestiture charges of $43.3 million. The six months ended February 28, 2018 excludes restructuring charges of $3.7 million and $3.0 million of impairment and other divestiture charges.

  Second quarter fiscal 2019 EC&S segment net sales were $122.4 million, an 11% decrease from the prior year. The divestiture of Precision-Hayes International and Cortland Fibron resulted in a decrease in net sales of $11.8 million (9%) and the strengthening of the US dollar reduced net sales an additional 2%.
  Core sales were flat due to the ramp up of new platform wins and price realization, which were offset by slightly lower volume in on and off-highway vehicle products and reduced demand in the industrial ropes market. China truck demand stabilized in the quarter, as expected.
  Adjusted operating profit margin improved due to pricing and operating efficiencies.

Corporate Expenses and Income Taxes

  Corporate expenses for the second quarter of fiscal 2019 were $8.8 million, $4.2 million higher than the comparable prior year period, primarily resulting from increased medical, stock compensation and consulting expenses.
  The second quarter effective income tax rate of approximately 26% was in line with expectations but higher than the prior year rate of 14%.

Balance Sheet and Leverage

(US$ in millions)

	Period Ending
	Feb 28, 2019	Aug 31, 2018	Feb 28, 2018
Cash Balance	$170.4	$250.5	$153.6
Debt Balance	$485.6	$532.7	$547.3
Net Debt to Adjusted EBITDA	2.1	1.9	3.0
  Net debt at February 28, 2019 was approximately $315 million (total debt of $486 million less $170 million of cash), which decreased approximately $7 million from the prior quarter and $79 million from second quarter of fiscal 2018. The company paid $40 million of principal against its Term Loan facility during the quarter. Net Debt to Adjusted EBITDA was 2.1x at February 28, 2019.

Outlook

Mr. Baker concluded, "We are pleased with the strong results we achieved in the first half of fiscal 2019. Going forward, we expect that our ongoing actions to become a world class tool company along with cost reductions achieved through our restructuring program will enable us to drive growth and top-tier profitability. We are also continuing to invest strategically in new product development, commercial effectiveness and operational excellence to further drive value and profitability. We are confident that our strategies will unlock enhanced shareholder value.”

The Company reaffirms its outlook for fiscal year 2019 and provides the following outlook for third quarter 2019:

  Annual sales: $1.15 to $1.19 billion, with annual core sales growth between 3% and 5%;
  Full year adjusted EPS: between $1.09 and $1.20, which includes an expected tax rate of 20%;
  Full year free cash flow: $80 to $85 million;
  Third quarter sales: $295 to $305 million; and
  Third quarter adjusted EPS: range of $0.40 to $0.45.

All guidance excludes restructuring, impairment and divestiture charges, one-time tax adjustments and the impact of potential future acquisitions, dispositions, share repurchases and tariffs.

Conference Call Information

An investor conference call is scheduled for 10am CT today, March 21, 2019. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and factors, Actuant’s results are subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2018 filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. They include EBITDA, Adjusted EBITDA, Adjusted EPS, Adjusted Operating Profit, Free Cash Flow and Net Debt. This press release includes reconciliations of these non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. Management believes these non-GAAP measures are commonly used financial measures for investors to evaluate Actuant’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the factors management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly-titled measures used by other companies.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2019	2018

ASSETS
Current assets
Cash and cash equivalents	$170,388	$250,490
Accounts receivable, net	210,174	187,749
Inventories, net	161,646	156,356
Assets held for sale	56,113	23,573
Other current assets	54,863	42,732
Total current assets	653,184	660,900

Property, plant and equipment, net	83,132	90,220
Goodwill	480,208	512,412
Other intangible assets, net	150,035	181,037
Other long-term assets	36,498	36,769

Total assets	$1,403,057	$1,481,338

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$122,486	$130,838
Accrued compensation and benefits	37,402	54,508
Current maturities of debt	30,000	30,000
Income taxes payable	8,548	4,091
Liabilities held for sale	20,820	44,225
Other current liabilities	58,871	67,299
Total current liabilities	278,127	330,961

Long-term debt, net	455,573	502,695
Deferred income taxes	18,973	21,933
Pension and postretirement benefit liabilities	14,371	14,869
Other long-term liabilities	50,383	52,168
Total liabilities	817,427	922,626

Shareholders' equity
Capital stock	16,364	16,285
Additional paid-in capital	174,418	167,448
Treasury stock	(617,731)	(617,731)
Retained earnings	1,152,331	1,166,955
Accumulated other comprehensive loss	(139,752)	(174,245)
Stock held in trust	(2,989)	(2,450)
Deferred compensation liability	2,989	2,450
Total shareholders' equity	585,630	558,712

Total liabilities and shareholders' equity	$1,403,057	$1,481,338

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018

Net sales	$271,907	$275,165	$564,438	$564,120
Cost of products sold	174,421	185,469	361,944	373,513
Gross profit	97,486	89,696	202,494	190,607

Selling, administrative and engineering expenses	70,745	68,287	143,936	142,765
Amortization of intangible assets	3,441	5,168	7,720	10,299
Restructuring charges	60	3,450	463	10,079
Impairment & divestiture charges	6,886	2,987	43,339	2,987
Operating profit	16,354	9,804	7,036	24,477

Financing costs, net	7,153	7,604	14,448	15,118
Other expense, net	656	582	1,568	911
Income (loss) before income tax expense	8,545	1,618	(8,980)	8,448

Income tax expense	5,792	19,839	5,719	21,443
Net earnings (loss)	$2,753	$(18,221)	$(14,699)	$(12,995)

Earnings (loss) per share
Basic	$0.04	$(0.30)	$(0.24)	$(0.22)
Diluted	0.04	(0.30)	(0.24)	(0.22)

Weighted average common shares outstanding
Basic	61,243	60,318	61,137	60,095
Diluted	61,607	60,318	61,137	60,095

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2019	2018	2019	2018

Operating Activities
Net earnings (loss)	$2,753	$(18,221)	$(14,699)	$(12,995)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Impairment & divestiture charges, net of tax effect	6,688	12,385	40,524	12,385
Depreciation and amortization	7,451	10,295	16,341	20,385
Stock-based compensation expense	3,568	2,872	7,162	8,292
Benefit for deferred income taxes	(302)	(6,817)	(1,445)	(7,124)
Amortization of debt issuance costs	301	413	602	826
Other non-cash adjustments	(67)	87	63	200
Changes in components of working capital and other, excluding acquisitions and divestitures:
Accounts receivable	(18,760)	(5,394)	(36,436)	(16,872)
Inventories	(6,973)	(6,805)	(24,797)	(18,433)
Trade accounts payable	(3,861)	(7,957)	(2,810)	(1,753)
Prepaid expenses and other assets	(4,423)	2,875	(9,421)	(9,168)
Income tax accounts	467	19,219	1,531	17,505
Accrued compensation and benefits	104	2,629	(16,440)	(9,959)
Other accrued liabilities	(9,150)	(7,229)	(11,489)	(5,395)
Cash used in operating activities	(22,204)	(1,648)	(51,314)	(22,106)

Investing Activities
Capital expenditures	(8,001)	(4,643)	(15,667)	(12,547)
Proceeds from sale of property, plant and equipment	41	81	52	113
Rental asset buyout for Viking divestiture	-	-	-	(27,718)
Proceeds from sale of business, net of transaction costs	36,159	8,780	36,159	8,780
Cash paid for business acquisitions, net of cash acquired	-	(16,517)	-	(16,517)
Cash provided by (used in) investing activities	28,199	(12,299)	20,544	(47,889)

Financing Activities
Principal repayments on term loan	(40,000)	(7,500)	(47,500)	(15,000)
Stock option exercises & other	479	8,074	1,031	10,305
Taxes paid related to the net share settlement of equity awards	(1,288)	(825)	(1,489)	(1,107)
Cash dividend	-	-	(2,439)	(2,390)
Cash used in financing activities	(40,809)	(251)	(50,397)	(8,192)

Effect of exchange rate changes on cash	1,759	2,743	1,065	2,211
Net decrease in cash and cash equivalents	(33,055)	(11,455)	(80,102)	(75,976)
Cash and cash equivalents - beginning of period	203,443	165,050	250,490	229,571
Cash and cash equivalents - end of period	$170,388	$153,595	$170,388	$153,595

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
(Dollars in thousands)

	FISCAL 2018					FISCAL 2019
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL TOOLS & SERVICES SEGMENT	$141,991	$136,986	$158,735	$153,373	$591,085	$148,655	$149,521	$-	$-	$298,176
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	146,964	138,179	158,361	148,022	591,526	143,876	122,386	-	-	266,262
TOTAL	$288,955	$275,165	$317,096	$301,395	$1,182,611	$292,531	$271,907	$-	$-	$564,438

% SALES GROWTH
INDUSTRIAL TOOLS & SERVICES SEGMENT	2%	5%	8%	12%	7%	5%	9%	-	-	7%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	16%	7%	7%	6%	9%	-2%	-11%	-	-	-7%
TOTAL	9%	6%	7%	9%	8%	1%	-1%	-	-	0%

OPERATING PROFIT (LOSS)
INDUSTRIAL TOOLS & SERVICES SEGMENT	$22,218	$20,510	$32,206	$28,783	$103,718	$26,345	$26,596	$-	$-	$52,941
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	5,107	1,177	9,714	8,789	24,787	8,593	5,484	-	-	14,077
CORPORATE / GENERAL	(6,023)	(4,612)	(8,042)	(5,298)	(23,976)	(7,400)	(8,780)	-	-	(16,180)
ADJUSTED OPERATING PROFIT	$21,302	$17,075	$33,878	$32,274	$104,529	$27,538	$23,300	$-	$-	$50,838
IMPAIRMENT & DIVESTITURE CHARGES	-	(2,987)	-	(70,071)	(73,058)	(36,453)	(6,886)	-	-	(43,339)
RESTRUCTURING CHARGES (1)	(6,629)	(4,284)	(1,186)	(746)	(12,845)	(403)	(60)	-	-	(463)
OPERATING PROFIT (LOSS)	$14,673	$9,804	$32,692	$(38,543)	$18,626	$(9,318)	$16,354	$-	$-	$7,036

ADJUSTED OPERATING PROFIT %
INDUSTRIAL TOOLS & SERVICES SEGMENT	15.6%	15.0%	20.3%	18.8%	17.5%	17.7%	17.8%	-	-	17.8%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	3.5%	0.9%	6.1%	5.9%	4.2%	6.0%	4.5%	-	-	5.3%
ADJUSTED OPERATING PROFIT %	7.4%	6.2%	10.7%	10.7%	8.8%	9.4%	8.6%	-	-	9.0%

EBITDA
INDUSTRIAL TOOLS & SERVICES SEGMENT	$25,567	$24,594	$36,394	$32,763	$119,318	$30,038	$30,153	$-	$-	$60,191
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	11,004	7,267	15,093	15,114	48,478	12,841	8,486	-	-	21,327
CORPORATE / GENERAL	(5,508)	(5,073)	(7,113)	(4,672)	(22,366)	(7,362)	(8,544)	-	-	(15,907)
ADJUSTED EBITDA	$31,063	$26,788	$44,374	$43,205	$145,430	$35,517	$30,095	$-	$-	$65,611
IMPAIRMENT & DIVESTITURE CHARGES	-	(2,987)	-	(70,071)	(73,058)	(36,453)	(6,886)	-	-	(43,339)
RESTRUCTURING CHARGES (1)	(6,629)	(4,284)	(1,186)	(746)	(12,845)	(403)	(60)	-	-	(463)
EBITDA	$24,434	$19,517	$43,188	$(27,612)	$59,527	$(1,339)	$23,149	$-	$-	$21,809

ADJUSTED EBITDA %
INDUSTRIAL TOOLS & SERVICES SEGMENT	18.0%	18.0%	22.9%	21.4%	20.2%	20.2%	20.2%	-	-	20.2%
ENGINEERED COMPONENTS & SYSTEMS SEGMENT	7.5%	5.3%	9.5%	10.2%	8.2%	8.9%	6.9%	-	-	8.0%
ADJUSTED EBITDA %	10.8%	9.7%	14.0%	14.3%	12.3%	12.1%	11.1%	-	-	11.6%

Note: (1) Approximately $0.8 million of the Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2018					FISCAL 2019
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
ADJUSTED EARNINGS (1)
NET EARNINGS (LOSS) (GAAP MEASURE)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)	$(17,452)	$2,753	$-	$-	$(14,699)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	12,385	-	62,949	75,334	33,836	6,688	-	-	40,524
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	6,254	3,784	(249)	(337)	9,452	300	(191)	-	-	109
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	601	601	-	-	-	-	-
OTHER INCOME TAX (BENEFIT) EXPENSE	-	9,705	(4,891)	(1,831)	2,983	-	2,258	-	-	2,258
ADJUSTED EARNINGS	$11,480	$7,653	$23,872	$23,718	$66,722	$16,684	$11,508	$-	$-	$28,192

ADJUSTED DILUTED EARNINGS PER SHARE (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$0.09	$(0.30)	$0.48	$(0.62)	$(0.36)	$(0.29)	$0.04	$-	$-	$(0.24)
IMPAIRMENT & DIVESTITURE CHARGES, NET OF TAX EFFECT	-	0.21	-	1.03	1.24	0.55	0.11	-	-	0.66
RESTRUCTURING CHARGES, NET OF TAX EFFECT (1)	0.10	0.06	-	(0.01)	0.15	0.01	-	-	-	-
ACCELERATED DEBT ISSUANCES COSTS, NET OF TAX EFFECT	-	-	-	0.01	0.01	-	-	-	-	-
OTHER INCOME TAX (BENEFIT) EXPENSE	-	0.16	(0.09)	(0.02)	0.05	-	0.04	-	-	0.04
ADJUSTED DILUTED EARNINGS PER SHARE	$0.19	$0.13	$0.39	$0.39	$1.09	$0.27	$0.19	$-	$-	$0.46

ADJUSTED EBITDA (3)
NET EARNINGS (LOSS) (GAAP MEASURE)	$5,226	$(18,221)	$29,012	$(37,664)	$(21,648)	$(17,452)	$2,753	$-	$-	$(14,699)
FINANCING COSTS, NET	7,514	7,604	7,756	8,617	31,491	7,295	7,153	-	-	14,448
INCOME TAX (BENEFIT) EXPENSE	1,604	19,839	(3,995)	(8,472)	8,976	(72)	5,792	-	-	5,719
DEPRECIATION & AMORTIZATION	10,090	10,295	10,415	9,907	40,708	8,890	7,451	-	-	16,341
EBITDA	$24,434	$19,517	$43,188	$(27,612)	$59,527	$(1,339)	$23,149	$-	$-	$21,809
IMPAIRMENT & OTHER DIVESTITURE CHARGES	-	2,987	-	70,071	73,058	36,453	6,886	-	-	43,339
RESTRUCTURING CHARGES	6,629	4,284	1,186	746	12,845	403	60	-	-	463
ADJUSTED EBITDA	$31,063	$26,788	$44,374	$43,205	$145,430	$35,517	$30,095	$-	$-	$65,611

FOOTNOTES
NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Approximately $0.8 million of Q2 fiscal 2018 restructuring charges were recorded in cost of products sold. De minimis restructuring charges were also recorded in cost of products sold in Q3 fiscal 2018.

(2)	Adjusted earnings and adjusted diluted earnings per share represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(3)	EBITDA represents net earnings (loss) before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Operations. EBITDA should not be considered as an alternative to net earnings (loss), operating profit (loss) or operating cash flows. Actuant has presented EBITDA because it regularly reviews this performance measure. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. The EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE
(Dollars in millions, except for per share amounts)

	Q3 FISCAL 2019		FISCAL 2019
	LOW	HIGH	LOW	HIGH
RECONCILIATION OF GAAP DILUTED EARNINGS PER SHARE TO ADJUSTED
DILUTED EARNINGS PER SHARE GUIDANCE
GAAP DILUTED EARNINGS PER SHARE	$0.40	$0.45	$1.09	$1.20
IMPAIRMENT & OTHER DIVESTITURE CHARGES, NET OF TAX EFFECT	TBD	TBD	TBD	TBD
RESTRUCTURING CHARGES, NET OF TAX EFFECT	TBD	TBD	TBD	TBD
OTHER INCOME TAX (BENEFIT) EXPENSE	TBD	TBD	TBD	TBD
ADJUSTED DILUTED EARNINGS PER SHARE GUIDANCE	$0.40	$0.45	$1.09	$1.20

RECONCILIATION OF GAAP CASH FLOW FROM OPERATIONS TO FREE CASH FLOW
CASH FLOW FROM OPERATIONS			$105	$115
CAPITAL EXPENDITURES			(25)	(30)
OTHER			-	-
FREE CASH FLOW GUIDANCE			$80	$85

FOOTNOTES
NOTE:	Management does not provide guidance on GAAP financial measures as we are unable to predict and estimate with certainty items such as potential impairments, refinancing costs, business divestiture gains/losses, discrete tax adjustments, or other items impacting GAAP financial metrics. As a result, we have included above only those items about which we are aware and are reasonably likely to occur during the guidance period covered.

CONTACT:
Barb Bolens
VP Corporate Strategy & Investor Relations
262-293-1562